Exhibit 10.47

Execution Version

SOUTHSTATE CORPORATION

TRANSITION AGREEMENT

May 17, 2024

David Brooks
c/o Independent Bank Group, Inc.
7777 Henneman Way,
McKinney, Texas 75070

Dear David:

This transition agreement (this “Agreement”) sets forth our mutual agreement regarding your retirement from employment with Independent Bank Group, Inc., a Texas corporation (“IBG”), and your continued service on the board of directors of SouthState Corporation, a bank holding corporation organized under the laws of South Carolina (the “Company”), and its subsidiaries and affiliates, including, after the Effective Time, the Surviving Entity (each as defined in the Merger Agreement (as defined below)) (collectively, the “Company Group”), effective upon and following the completion of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 17, 2024, by and between IBG and the Company (the “Merger Agreement”, and the transactions contemplated thereby, the “Merger”). In the event the Merger is not consummated or the Merger Agreement is otherwise terminated, this Agreement shall be null and void ab initio and of no further force or effect.

Board Services. Effective upon the Effective Time (as defined in the Merger Agreement), you will cease to serve as Chief Executive Officer and an employee of IBG. In addition, for a period from the Effective Time until the date of the Company’s annual meeting of shareholders for the 2027 fiscal year scheduled to be held in April 2027 (the “Scheduled End Date”), you will provide services to the Company Group as a member of the Board of Directors of the Company (the “Board”), subject to your election to the Board at each of the Company’s annual meeting of shareholders for the 2025 (assuming the Effective Time occurs prior to the Company’s 2025 annual meeting of shareholders) and 2026 fiscal years (it being understood that the Company shall nominate you for election to the Board at each such meeting). Your service as a director of the Company shall otherwise be subject to the terms of the Amended and Restated Bylaws of the Company. As long as you continue to serve on the Board, unless otherwise requested by you, the Company shall take all actions necessary to elect you as a director of SouthState Bank, National Association. The date on which you retire from the Board and are no longer providing services to the Company shall be referred to as the “Separation Date”.

Change in Control Payment. You and the Company acknowledge that, as of the date of this Agreement, you are party to that certain Change in Control Agreement, entered into as of July 24, 2023, by and between IBG and you (the “CIC Agreement”), that the occurrence of the Merger will constitute a “Change in Control” as defined under and for purposes of the CIC Agreement, and that the termination of your employment with IBG will constitute a resignation from employment for “Good Reason” as defined under and for purposes of the CIC Agreement, such that you shall be entitled to certain severance payments as set forth therein, subject to your execution and non-revocation of a release of claims in a form mutually satisfactory to IBG (or its successor) and you. Accordingly, subject to your execution and non-revocation of the release set forth in Section 6 below (the “Release”) (including your execution and non-revocation of the Re-Affirmation (as defined below)), you will receive the compensation and benefits contemplated by Section 2.1 of the CIC Agreement, which shall include (without duplication) a cash payment in the amount of $12,800,000 representing the payments contemplated by Sections 2.1(a) and (d) of the CIC Agreement, which will be paid to you at the Effective Time or any earlier date as reasonably determined by IBG, subject to review by and consultation with the Company, to be appropriate to mitigate any adverse tax consequences resulting from application of Section 280G or 4999 of the Code. You further acknowledge and agree that, without limiting your rights under Sections 2.1(b) and (c) of the CIC Agreement, this Agreement is intended to supersede in its entirety the CIC Agreement and that, effective as of the Effective Time, the CIC Agreement shall terminate and, except as provided herein, be of no further force or effect.

Transaction Payment. In addition, in recognition of your contributions to IBG in connection with the Merger, you will receive an additional cash transaction bonus in the amount of $5,000,000 (the “Transaction Bonus”), which shall be paid to you by IBG by no later than December 31, 2024. Notwithstanding the foregoing, the Transaction Bonus shall be subject to repayment by you in full in the event that i)the Merger is not consummated or the Merger Agreement is otherwise terminated or i)you do not execute or you revoke the Release (including the Re-Affirmation).

Director Compensation and Benefits. Except as otherwise specifically provided herein, as required by applicable law or with respect to compensation and benefits that are vested or accrued as of the Effective Time (including your equity awards that vest or are settled pursuant to Section 1.7 of the Merger Agreement), you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Time. As a member of the Board, you will be entitled to compensation and benefits on the same terms as other non-employee members of the Board, you will be eligible for expense reimbursement in accordance with the Company Group’s expense reimbursement policies for non-employee directors, and you will be covered by the Company’s directors’ liability insurance and indemnification provisions on the same basis as other members of the Board (in addition to, and not in limitation of, your rights under Section 6.8 of the Merger Agreement).

Covenants and Agreements.

Incorporation by Reference. Subject to the employee protections set forth in Section 5(c), you acknowledge and agree that, effective as of the Effective Time, you remain subject to the confidentiality, noncompetition, nonsolicitation and other restrictive covenants set forth in your Restricted Stock Agreements and Performance Restricted Stock with IBG, which are incorporated herein by reference as if such provisions were set forth herein in full; provided that, notwithstanding anything in such agreements to the contrary: ii)from and after the Effective Time, any references therein to the “Company” or the “Companies” shall include the Company and the members of the Company Group, as applicable; iii)the durations of the restricted periods set forth therein shall commence at the Effective Time, with the duration of the noncompetition periods set forth therein ending twenty-four (24) months thereafter; and iv)the geographic limitation of the noncompetition restrictions shall apply anywhere within the states of Colorado and Texas.

Promise of no disparagement. Except as set forth in Section 5(c), you promise and agree that you shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Company Group. The Company Group likewise agrees that the Company Group shall instruct its directors and officers to not cause statements to be made (whether written or oral) that reflect negatively on your reputation. Nothing herein is intended to restrict either party from testifying truthfully in response to any lawfully served subpoena or other legal process.

Employee Protections. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self- regulatory organization regarding possible legal violations, without disclosure to the Company Group. The Company Group may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing in this Agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company Group in connection with any such charge or complaint that you filed or is filed on your behalf. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that v)is made (1)in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2)solely for the purpose of reporting or investigating a suspected violation of this Agreement shall not in any way be construed as an admission by the Company Group of any acts of unlawful conduct, wrongdoing or discrimination against you, and the Company Group specifically disclaims any liability to you on the part of itself, its employees, or its agents.

Release.

In exchange for the consideration under this Agreement, and as a condition to your right to receive payments and benefits hereunder, you hereby completely, irrevocably, and unconditionally release and forever discharge the Company Group, and any of its affiliated companies, any of their predecessor entities, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, demands, actions, causes of action, obligations, judgments, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which you at any time heretofore had or claimed to have or which you may have or claim to have or may in the future have arising out of or regarding events that have occurred on or prior to the date hereof, including, without limitation, or in any way related to your hire, benefits, employment or service, termination, or separation from service with the Company Group, any of its affiliated companies or any of their predecessor entities, the transactions contemplated by the Merger Agreement, and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, personal days, leave (including family or medical leave) and severance that may be legally waived and released, other than (3)the payments and benefits payable pursuant to this Agreement, (4)any accrued but unpaid base salary and any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and (5)any payments to which you are entitled as a stockholder or equity award-holder in IBG pursuant to the Merger Agreement or claims as the holder or beneficial owner of securities of the Company or its affiliates;

any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, insurance, medical fees or expenses, costs, and disbursements.

This general release and waiver of Claims excludes, and you do not waive, release, or discharge: (6)any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although you waive any right to monetary relief related to such a charge or administrative complaint; (7)claims for unemployment benefits and workers’ compensation; (8)indemnification or directors and officers insurance rights you have against the Company Group; or (9)claims relating to the obligations of the Company Group or its affiliates to you under this Agreement or any other plan, policy or arrangement of the Company Group that, by the applicable terms, are to be performed after the date hereof. If you apply for unemployment benefits, the Company Group will respond truthfully, completely, and timely to any inquiries by the applicable state agency concerning your separation from employment.

In further consideration of the payments and benefits provided to you in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Company Group from any and all Claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, you hereby acknowledge and confirm that:

You have been advised in writing of the right to consult with an attorney of your choosing and have consulted with such counsel as you believed was necessary before executing this Agreement;

You knowingly, freely, and voluntarily assent to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

You are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;

You were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign the Agreement sooner, if desired. Changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period;

You understand that you have seven (7) days from the date of signing this Agreement or the Re-Affirmation to change your mind and revoke the waiver of the age claims in this Agreement (or the Re-Affirmation) by delivering notice of revocation to Susan Bagwell, EVP, Director of Human Resources, by email to susan.bagwell@southstatebank.com, by the end of this seven-day period; provided that to the extent that you revoke the Re-Affirmation, such revocation shall only apply to any Claims arising out of or regarding events that have occurred after the date hereof and at or prior to the Effective Time; and

You understand that the release contained in this paragraph does not apply to rights and claims that may arise after you sign this Agreement.

No payments shall be made to you under this Agreement before expiration of the seven (7)-day revocation period following your signing the Re- Affirmation. If you timely revoke this Agreement, no payments shall be made under this Agreement.

Subject to the protected rights under Section 5(c), you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, Claim or proceeding against the Releasees before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agree not to participate voluntarily in any Proceeding. You represent and warrant that you have not assigned any of the Claims being released under this Agreement.

Re-execution of Release and Confirmation of Representations. In addition to the foregoing as a condition to receiving the payments and benefits set forth in Sections 2 and 3 hereof, you hereby agree to re-execute the Release and confirm the agreements and representations set forth in Section 7 of this Agreement in respect of any Claims arising out of or regarding events that have occurred after the date hereof and at or prior to the Effective Time by signing the second signature line on the signature page hereto within five (5) days following the Effective Time (the “Re-Affirmation”).

Miscellaneous.

Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the termination thereof with IBG, and of your service with the Company (including, without limitation, the CIC Agreement).

Governing Law. This Agreement shall be governed by the laws of the State of South Carolina without giving effect to conflict of laws principles.

Withholding. Any payments made to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

Waiver and Amendment. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

Notices. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by you to the Company will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to you may be given to you personally or may be mailed to you at your last known address, as reflected in the Company’s records. Any notice so addressed will be deemed to be given or received vi)if delivered by hand, on the date of such delivery, vii)if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and viii)if mailed by registered or certified mail, on the third business day after the date of such mailing.

[Signature Page Follows]

SOUTHSTATE CORPORATION
By:	/s/ Susan Bagwell
Name:Susan Bagwell
Title:Executive Vice President, Human Resources

SOUTHSTATE BANK
By:	/s/ Susan Bagwell
Name:Susan Bagwell
Title:Executive Vice President, Human Resources

[Signature Page to Transition Agreement]

SOUTHSTATE CORPORATION
By:
Name:
Title:

SOUTHSTATE BANK
By:
Name:
Title:

PLEASE READ THIS AGREEMENT CAREFULLY:

IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACCEPTED AND AGREED:
/s/ David R. Brooks
David R. Brooks
Date:	5/17/24

The release and representation contained in Section 6 above are ratified and confirmed with respect o any Claims, acts or omissions through and as of the Effective Time.

[Signature Page to Transition Agreement]